Exhibit 99.1

News Release

For more information contact:
For immediate release	Media: Kathy Budinick 1-206-467-3620
April 13, 2006	Investors: John Hobbs 1-800-858-5347

Plum Creek Names Leonard Kosar Executive Vice President

SEATTLE, Wash.—Plum Creek Timber Company, Inc. (NYSE:PCL) has appointed Leonard A. Kosar as executive vice president. Mr. Kosar will lead the company’s timber resources and manufacturing businesses. In this role, he will oversee the sustainable management of the company’s 8.2 million acres of timberland. Mr. Kosar will report to Rick R. Holley, president and chief executive officer.

Prior to joining Plum Creek, Kosar, 44, was president of GE Plastics Pacific, General Electric’s $2.1 billion plastics business in Asia. During his 22 years at General Electric, Mr. Kosar led a number of General Electric operations, including serving as president and CEO of Storage USA and general manager of the $1.2 billion GE appliance cooking products business.

Mr. Kosar holds a Bachelor of Science degree in industrial engineering from the University of Pittsburgh and a Master of Business Administration degree from the University of Louisville.

“Len’s breadth of operational experience, business acumen, and leadership skills make him an excellent addition to Plum Creek’s executive management team,” said Holley.  “His business experience in portfolio management, supply chain optimization, marketing, and sales will help ensure that Plum Creek maximizes the value of our broad and diverse timberland assets and manufacturing operations.”

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Plum Creek is the largest and most geographically diverse private landowner in the nation, with more than 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.